Exhibit 99.1

NEWS RELEASE

September 23, 2003 9:50 a.m. CST

FLOTEK INDUSTRIES, INC.

7030 Empire Central Drive, Houston, Texas 77040

TRADING SYMBOL: OTCBB:FLTK

For more information contact: Rosalie Melia
Tel: 713-849-9911    Fax: 713-466-8386
rmelia@flotekind.com

FLOTEK INDUSTRIES, INC.
ANNOUNCES SIGNING OF LETTERS OF INTENT
HOUSTON, TEXAS – September 23, 2003

Flotek Industries, Inc. announced that it has signed Letters of Intent with four companies. Three of these are in the non-magnetic drill collar and stabilizer rental tool and sales business, and one is a manufacturing/repair company of drilling products. Flotek has also hired an investment bank to pursue the raising of equity capital to finance a portion of the transaction.

Jerry D. Dumas Sr., Chairman and CEO, stated “The purchase of these companies provides synergies with Flotek’s Turbeco business unit; further expands Turbeco’s growing client base and geographic coverage, and provides manufacturing capability for our current downhole products segment. The acquisitions will consolidate the fragmented stabilizer and non-magnetic drill collar market and position Flotek to become a significant player in this sector of the drilling market.”

Flotek is a publicly traded company involved in the manufacturing and marketing of innovative downhole equipment, specialty chemicals, and the engineering, design and construction of facilities for cementing and stimulation materials. Flotek serves major and independent companies in the international oilfield service industry.

Statements made in this press release, including those relating to the positive direction of the Company, increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.